Exhibit 10.5
jetEngineTM Software License Agreement

This jetEngineTM Software License Agreement ("Agreement"), effective as of June 7'h, 2007, ("Effective Date"), is made by and between Airline Intelligence Systems Inc. ("AISystems"), a Delaware corporation having an office at 4122 Factorie Blvd. SE, Suite 310, Bellevue, Washington 98006 USA, and Aerovias De Mexico, S.A. DB CV ("Licensee"), a Mexican corporation having an office at Paseo de la Reforma No. 445, Col. Cuahtemoc 06500, Mexico, D.F ,(individually, a "Party," and collectively, the "Parties"). If no date is provided above, then the Effective Date of this Agreement shall be the date on which it is fully signed by the Parties.

In consideration of the rights and obligations set forth in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

The following terms, and derivatives thereof, shall have the following meanings for the purposes of this Agreement.

1.1	"Acceptance" means Licensee's acceptance of a Licensed Software module pursuant to Section 43(e).

1.2
 "Affiliate" of a party means a corporation or other legal entity (a) controlled by the party, (b) controlling the party, or (c) controlled by the corporation or legal entity that controls the party, For the purposes of this paragraph, to "control" a corporation or an entity means to own or control, either directly or indirectly such as by intermediary entities, (1) more than 50% of the shares or other securities entitled to vote for election of directors (or other managing authority) of the corporation or entity; or (2) if the corporation or entity does not have outstanding shares or securities as may be the case in a partnership, joint venture, or unincorporated association, more than 50% of the ownership interest representing the right to make decisions for the corporation or entity. Notwithstanding the foregoing, any corporation or other legal entity shall be deemed to be an Affiliate only so long as such control exists.

1.3	"Airline Services" means the provision of mass air transport services to consumer passengers, and excludes freight transport services and military applications.

1.4	"Confidential Information" has the meaning set forth In Section 7.1.

1.5	"Deployment Schedule" means the schedule for the initial installation and testing of the modules of Licensed Software.

1.6	"Documentation" means the user manual or guide for the Licensed Software supplied by AISystems, as updated from time to time,

1.7	"Exclusivity Term" has the meaning set forth set forth In SCHEDULE A (PAYMENT)

1.8	"Exclusivity Term Extension Fee" has the meaning set forth in SCHEDULE A (PAYMENT).

1.9
"GA AP" shall mean the then-current applicable generally accepted accounting principles in Mexico. As used herein, "GAAP" shall also include cost accounting principles that are generally accepted in Mexico.

1.10
"Licensed Software" means the Schedule Planning, Irregular Operations and Revenue Management software modules, in object code form only, that are listed on SCHEDULE B (LICENSED SOFTWARE), and all associated databases and Updates thereto provided hereunder.

1.11    "Ongoing Fees" has the meaning set forth in SCHEDULE A (PAYMENT),

1.12
 "Public- Passenger Information" means the number of passengers identified as being flown by Licensee as published in the "Bstadistica Mensual per empresa" quarterly report by the "DGAC", Direccion General de Aeronautics Civil.

1.13
 "Term" means the period beginning on the Effective Date and ending three (3) years thereafter unless this Agreement is extended or terminated sooner in accordance with the provisions hereof, in which case the Term shall end on the date of such extension or termination.

1.14    "Territory" means Mexico.

1.15
"Updates" mean new versions of the Licensed Software which are generally provided by AISystems free of charge to customers who are receiving maintenance support services. For the avoidance of doubt, "Updates" do not include new, separate product offerings for which AISystems charges an additional fee. Updates are typically designed by a change in the version number to the right of the decimal point (e.g., version 1.0 to 1.1).

2.       SCOPE

2.1
Grant. Subject to the terms and conditions of this Agreement, AISystems grants Licensee a personal, non-transferable (subject to Section 9.6 below) license to (a) install the Licensed Software on computers and servers In the Territory and the United States that are solely owned and controlled by Licensee, (b) install those portions of the Licensed Software identified by AISystems as remote access software on computers that are solely owned and controlled by Licensee (in and out of the Territory) and (c) internally use such installed Licensed Software, in object code form, solely for Licensee's own internal business purposes in connection with Airline Services.

2.2
Exclusivity. During the Exclusivity Term, AISystems shall not license the Licensed Software to any of the Territory-based airlines listed on SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES) for use in connection with Airline Services, so Ion as Licensee is at all times in full compliance with the terms of this Agreement, including, without limitation, Licensee's full cooperation and timely performance of its oblige ins under the Deployment Schedule and assistance in connection with the installation, testing and deployment of the Licensed Software and Licensee's timely payment of all fees.Should an airline listed on SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES) cease to have its corporate headquarters located in the Territory, that airline shall immediately and automatically be deemed deleted from SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES). Should an airline not listed on SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES) open or move its corporate headquarters to the Territory, that airline shall immediately and automatically be included in SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES). Licensee may extend the Exclusivity Term in six (6) month increments by both (a) paying AISystems, prior to the next extension, the Exclusivity Term Extension Fee for each module that was Accepted by Licensee and (b) providing AISystems with notice of its intent to extend the Exclusivity Term and pay the Exclusivity Term Extension Fee at least ninety (90) days in advance of the expiration of the then-current Exclusivity Term.

2.3
Affiliates. Licensee has the right to grant any of its Affiliates a sublicense within the scope of the licenses granted to Licensee, provided that (a) Licensee first obtains AlSysternsi written consent before granting a sublicense to an entity that becomes an Affiliate after the Effective Date, (b) the sublicensee is bound in writing by the same terms and conditions imposed on Licensee under this Agreement, including obligations to pay fees (by way of example, Ongoing Fees for the passengers flown by the Affiliate), and (c) Licensee and its Affiliates shall be responsible for the actions or omissions of the Affiliates and both shall be jointly and severally liable to AISystems if any such actions or omissions breach any provision of this Agreement (including due to bankruptcy). Any such sublicense granted to an Affiliate shall immediately terminate in the event that the sublicense° ceases to be an Affiliate, and no sublicensee shall be granted the right to grant any further sublicenses or use the Licensed Software or Documentation on behalf of any third party, including any Affiliate or alliance or code share partner of the sublicensee, Any sublicense permitted under this Section may be made effective retroactively, but not before the Effective Date nor before the sublicensee becoming an Affiliate of Licensee. Licensee shall notify AISystems of the identity of each sublicensee and provide to AISystems within thirty (30) days after execution, a true copy of such sublicense. Licensee shall pay, report and account to AISystems for payments due for the exercise by any sublicensee of any sublicense. For the purposes of interpretation of this Agreement, the use of the both "Licensee" and "Affiliate" in one instance, and only "Licensee" in another instance, shall not be construed as an intention to exclude a sublicensed Affiliate from the obligations of the Licensee in the second instance.

2.4
Copies. Licensee shall have the right to make (a) a single archival copy of the Licensed Software for archival purposes only and (b) single copies as necessary to its installation of the Licensed Software. Otherwise, Licensee shall not make copies of the Licensed Software.

2.5
Third Party Software Required.  Licensee understands that the Licensed Software will not function properly unless used with third party products and services identified, but tot provided, by AISystems. In the event AISystems provides Licensee with third pa products and services covered by a third party license (including a "shrink-wrap" licensee), Licensee agrees to use such products and services in accordance with the terms of the third party license agreement.

2.6
No Other Rights. Licensee acknowledges that it obtains no ownership rights in the Licensed Software under the terms of this Agreement and that no other rights, other than those expressly set forth herein, are granted or implied. By way of example only, Licensee may not: provide copies of or perform or display the Licensed Software to third parties; modify, merge, or create derivative works from the Licensed Software; incorporate the Licensed Software into other software, or; rent, lease, license or sublicense the Licensed Software to any third party, As between AISystems and Licensee, ownership in the Licensed Software and copies thereof, including the ownership of any associated trade secrets, modifications to the Licensed Software, trademarks, service marks, patents, and copyrights associated therewith, remains in AISystems, its suppliers, and its licensors. AISystems retains the rights to exploit the Licensed Software for all purposes of AISystems and its customers not otherwise expressly precluded by the Agreement without accounting or disclosure to Licensee, All rights not expressly granted to Licensee are reserved by AISystems. There are no implied rights,

2.7
Fixes. Licensee will make its best effort to use the most recent version of the Licensed Software and Documentation provided by AISystems to Licensee, including any Updates provided during the term of this Agreement.

2.8
No Reverse Engineering. Licensee will not reverse engineer the Licensed Software, nor disassemble, decompile or attempt to derive the source code from, or input or output data formats of, any portion of the Licensed Software; however, to the extent certain reverse engineering activities may be permitted by law in spite of Licensee's agreement not to reverse engineer, this sentence shall not apply to such activities, provided that Licensee shall notify AISystems in writing at least ninety (90) days prior to taking any proposed action in contravention of this provision. Such written notice shall provide the parties an opportunity to discuss the scope of any necessary reverse 'engineering that would be required to be permitted under applicable local law,

2.9	Backups. Licensee must maintain backups of' any data outputted _from, or intended for input into, the Licensed Software.

2.10
Internal Use Only. Licensee may not use the Licensed Software for the purpose of processing data on behalf of third parties including, without limitation, any Licensee airline alliance or code share partners, nor in connection with a service bureau or utility computing arrangement. Licensee shall not install the Licensed Software on any computer in a manner allowing the Licensed Software to be executed or accessed by third parties. Notwithstanding the previous sentence, Licensee may use the Licensed Software for the purposes of revenue management, operations and reservations with respect to Licensee's code share partners, provided that (a) such use is for tickets sold by Licensee on code share partner flights and (b) Licensee's uses the Licensed Software for schedule planning solely in connection with Licensee's own fleet.

2.11
Proprietary Legends. Licensee shall not alter any proprietary markings on or in he Licensed Software or any other materials provided by AISystems hereunder, or any co gas thereof, including copyright, trademark, trade secret, and patent notices.

3. PAYMENT

3.1

3.2

3.3

(a)

(b)

(c)

3.4

(a)

(b)

AISystems may change the foregoing payment account and address information upon notice to Licensee,

3.5

3.6

3.7

3.8

3.9

3.10

3.11

4.       DEPLOYMENT

4.1
Technical Baseline Assessment. Promptly following the Effective Date, the parties shall confer and cooperate in good faith to perform an assessment of Licensee's systems and personnel with respect to the Installation and deployment of each module of the Licensed Software and prepare a Deployment Schedule.

4.2
Cooperation and Assistance. Licensee shall cooperate at all times and fully support the installation and deployment of the Licensed Software. In addition to performing the tasks and requirements outlined in the Deployment Schedule, Licensee's cooperation and support shall include, but not be limited to, the dedication of appropriate Licensee equipment and resources and personnel and the provision of qualified Licensee personnel reasonably acceptable to AISystems who will assist AISystems in its efforts, arid the provision of timely and responsive information, input and assistance. Licensee may need to provide, at its own expense, office space and customary workplace amenities, such as telephone access, office furniture, network access, etc., so that AISystems technical representatives will be able to carry out in a professional manner their technical duties in furtherance of the installation and deployment of the Licensed Software.

4.3     Deployment

(a)
Kick-Off Dates. For the Schedule Planning module of the Licensed Software, the kickoff date will be the Effective Date. The second kick-off date will be for the Irregular Operations or Revenue Management module of the Licensed Software, and will occur on the earlier of Acceptance of the Schedule Planning module or a mutually agreed-to date. The third kick-off date will be for the Irregular Operations or Revenue Management module of the Licensed Software, whichever has not had a kick-off date yet, and will occur on the earlier of the date that the other two modules are both Accepted or a mutually agreed-to date.

(b)	Time Limit. If any module is not Accepted by Licensee within nine (9) months of the kick-off date, then either party may terminate the agreement immediately upon written notice.

(c)
Ready and Acceptance/Rejection Notices. If AISystems provides Licensee with a notice that a given module is ready for acceptance (the "ready notice"), then Licensee must provide notice within fifteen (15) business days of the ready notice stating that Licensee either accepts or rejects the module (the "acceptance/rejection notice"). A rejection may only be based on the module's failure to be in line with Licensee's business functions or substantial defects in the module, Licensee shall explain the basis for the rejection I reasonable detail in the acceptance/rejection notice.The ready notice and acceptance/rejection notice shall be made in AISystems' and Licensee's sole discretion, respectively, but shall be made in good faith. If Licensee fails to provide notice with such fifteen (15) business day period, the module shall be deemed accepted by Licensee.

(d)
Overcoming Rejections. If Licensee provides AISystems with an acceptance/rejection notice rejecting a module, then AISysterns must provide counter-notice within fifteen (15) business days of receipt, which counter-notice shall indicate whether AISystems either agrees to attempt to overcome the rejection(s) (in which ease it will provide an estimated date by which it will be overcome) or state that it will not overcome the rejection. If the estimated date 1$ more Than nine (9) months after the modules kick-off date, then Licensee may terminate this Agreement. If AlSysteins is unwilling to overcome a rejection, either party may terminate this Agreement immediately upon written notice; provided, however, AISystems may not terminate the Agreement in accordance with this sentence if the rejection both (a) would require AISystems to incur less than US$500,000 (Five Hundred Thousand United States Dollars) and (b) in AISystems reasonable estimation, would be overcome by a date less than nine (9) months after the module's kick-off date.

5. MAINTENANCE, TRAINING AND ENHANCEMENTS

5.1	Maintenance and Support. AISystems shall maintain and support the Licensed Software in accordance with SCHEDULE B (MAINTENANCE AND SUPPORT).

5.2	Training. AISystems shall train Licensee in the use of the Licensed Software in accordance with SCHEDULE C (TRAINING).

5.3
Updates. AISystems shall provide Licensee with Updates to the Licensed Software following release at no additional cost beyond the payments required in Section 3 ("PAYMENT"). Updates shall not include new versions: containing modifications that AISystems is prohibited from licensing to Licensee in accordance with this Agreement. Updates further do not include any new versions containing modifications which, if licensed to Licensee in accordance with this Agreement, would require AISystems to pay royalties or other consideration to a third party.

5.4
Maintenance Exceptions. AISystems shall have no obligation to provide maintenance, support or training as set forth in this Section 5 with respect to (a) any aspect of the Licensed Software modified by Updates that have been made available to, but not yet used by, Licensee or (b) any software questions, errors or issues arising from Licensee's use or development of interfaces for the Licensed Software (or other software or systems which transfer data between the Licensed Software and Licensee's systems and services) that are not provided by AISystems.

5.5
 Customizations and Interfaces. In the event AISystems agrees to customize the Licensed Software for Licensee after acceptance, AISystems may require such customizations to be performed pursuant to a separate mutually-acceptable agreement between the parties, including an agreement by Licensee to pay additional compensation. Absent such separate agreement, any customizations, software, databases or other materials provided by AISystems to Licensee relating to the Licensed Software, including any interfaces between the Licensed Software and Licensee's systems and services, shall be owned by AISystems (as between AISystems and Licensee) and considered Licensed Software for the purposes of this Agreement.

6.       WARRANTIES, LIMITATION ON LIABILITY AND INDEMNIFICATION

6.1
Warranty Disclaimer, THE LICENSED SOFTWARE AND DOCUMENTATION ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY TYPE OR KIND AND AISYSTEMS MAKES NO WARRANTIES AND DISCLAIMS AND EXCLUDES ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OP MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OR ANY WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

6.2
Consequential Damages Waiver. IN NO EVENT SHALL AISYSTEMS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF USE, BUSINESS INTERRUPTION OR LOSS OF DATA OR INFORMATION, RELATING TO THE LICENSED SOFTWARE OR MATE 'IALS ASSOCIATED THEREWITH OR ARISING OUT OF THIS AGREEMENT, HO VER CAUSED, WHETHER FOR BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AISYSTEMS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF THIS AGREEMENT OR ANY LIMITED REMEDY HEREUNDER. For the purposes of this paragraph only, references to "AISystems" and "Licensee" shall be deemed to include AISystems' and Licensee's subsidiaries, affiliates, employees, directors, officers, licensees, representatives and subcontractors, suppliers and distributors. This paragraph shall not be construed to limit any amounts owed by AISystems to Licensee pursuant to Section 6.4 ("Indemnification and Indemnification Procedure).

6.3
Cap on Liability. AISYSTEMS AND ITS SUPPLIERS' TOTAL LIABILITY UNDER OR FOR BREACH OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY LICENSEE TO AISYSTEMS PURSUANT TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT DIRECT OR INDIRECT DAMAGES OWED BY LICENSEE TO THIRD PARTIES FOR WHICH AISYSTBMS IS OBLIGATED TO INDEMNIFY LICENSEE PURSUANT TO SECTION 6.4 ("Indemnification and Indemnification Procedures") ARE NOT SUBJECT TO THE FOREGOING LIMITATION.

6.4     Indemnification and indemnification Procedures

(a)
 AISystems will defend, at its expense, any action brought against Licensee by a third party to the extent that such action is based on a claim that use of the Licensed Software within the scope of this Agreement infringes the third party's patent or copyright or misappropriates the third party's trade secret right. AISystems will indemnify Licensee from an direct or indirect damages owed to such third party resulting from such claim. If commercially feasible to do so, AISystems shall, at its own expense, procure the necessary rights for Licensee to exercise the licenses granted herein or replace the Licensed Software with substantially-equivalent non-infringing software. If neither of the foregoing are commercially feasible, AISystems may terminate this Agreement upon written notice, Notwithstanding the foregoing, AISystems shall have no obligation to defend or indemnify Licensee against any claim that would not arise but for; (i) the combination, operation or use of the Licensed Software with other software, hardware, equipment, programs, services or data not supplied by AISystems, (ii) the infringement results from non-core features that were added at AeroMexico's request (whereby "non-core features" for the purposes of this sentence are features that are not core to the business functions of AeroMexlco's systems and processes existing as of the Effective Date), (ii) to the extent it arises from Licensee's failure to satisfy an obligation herein, (iii) Licensee's failure to use the most recent Update made available to Licensee, provided that if requested by Licensee, AISystems will install such Update on Licensee's systems without additional charge to Licensee, or (iv) Licensee's continued engagement in the allegedly infringing conduct after receiving notice of the claim, In the event the above exclusions apply, Licensee shall indemnify and hold AISystems harmless from and against all damages resulting from such claim. THIS SECTION STATES THE ENTIRE LIABILITY OF AISYSTEMS WITH RESPECT TO INFRINGEMENT OR SOFTWARE AND AISYSTEMS WITH RESPECT TO INFRINGEMENT OR VIOLATION OF INTELLECTUAL PROPERTY RIGHTS BY THE LICENSED SOFTWARE AND AISYSTEMS SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT OR VIOLATION.

(b)
A Party requesting indemnification hereunder shall send notice of same to the indemnifying party. Such notice shall explain the nature of the claim giving rise to indemnification request and shall be sent within seven (7) days after the indemnified party is notified regarding the claim or earlier if necessary to prevent prejudice to the indemnifying party's ability to defend the claim. The indemnifying party shall have Rill authority to defend or settle the claim with counsel of its own choosing, but shall consult with the indemnified party regarding settlement discussions and its defenses. The indemnified party shall be entitled to participate in the defense of the claim, including employment of separate counsel, at its own expense. The indemnified party shall cooperate with the indemnifying party in the defense of the claim. The indemnifying party shall have the right to immediately terminate this Agreement whenever a claim shall arise for indemnification hereunder.

6.5
High Risk Activities. The Licensed Software is not fault-tolerant and is not designed, manufactured or intended for use in hazardous environments requiring fail-safe pet-romance, such as in the flight operation of aircraft, aircraft navigation or communication systems, air traffic control, nuclear facilities, medical equipment, direct life support machines, weapons systems or any other business, system or product in which the failure of the Licensed Software could lead to death, personal injury, or physical or environmental damage ("High Risk Activities"). Licensee agrees that AISystems and its Affiliates and their suppliers will not be liable for any claims or damages arising from the use of the Licensed Software in such applications,

7. CONFIDENTIALITY

7.1
Definition. "Confidential Information" means (a) the Licensed Software and Documentation, (b) all financial information, all operational related information and labor & unions information and (c) any non-public information disclosed in connection with this Agreement that the Recipient knows or reasonably should know is confidential to the Discloser. 'Discloser" means the Party disclosing Confidential Information and "Recipient" means the Party receiving Confidential Information. Confidential Information also includes all summaries or abstracts of Confidential Information.

7.2
Reproductions. Recipient shall reproduce Confidential Information only to the extent necessary to exercise its rights and obligations under this Agreement. Reproductions of Confidential Information shall include any proprietary markings on or in the Confidential Information, including copyright, trademark, trade secret and patent notices.

7.3
Licensed Software Output. As between Licensee and AISystems, the Licensed Software and Documentation comprise the Confidential Information of AISystems. However, to the extent data is generated based on both the Licensed Software and data provided by Licensee, such as, but not limited to, data calculated by the Licensed Software based on data input by the Licensee, then such generated data shall be considered Confidential information of both parties and neither party shall disclose such generated data to third parties except as permitted under this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, AISystems shall be entitled to aggregate such generated data with data received from third parties, and use and disclose , such aggregated data, provided that the aggregated data does not reveal Licensee's data by may of example, AISystems may disclose averages across multiple customers of AISystems provided that a reasonable person in Licensee's industry would not be able to discern which aspects of the data are particular to Licensee.

7.4
No Use or Disclosure. Each party acknowledges that, in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Recipient shall not use the Confidential Information of the Discloser other than as necessary to perform its obligations or exercise its rights under this Agreement. Recipient shall not disclose Confidential Information to any third party, other than its officers, employees, consultants and independent contractors who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the Recipient under terms sufficient to enable the Disclosing Party to comply with its confidentiality obligations under this Agreement, nor use the Confidential Information for the benefit of a third party, without prior written approval of Discloser. Recipient shall take reasonable precautions to prevent the inadvertent or unauthorized disclosure of Confidential Information, including at least those reasonable precautions taken by Recipient to protect its own confidential information of similar nature and importance and all other precautions necessary to comply with the confidential obligations established in this agreement, For the purposes of this paragraph, "need to know" means that the person requires the Confidential Information to perform his, her or its responsibilities in connection with this Agreement. The Recipient shall immediately give notice to the Discloser of any unauthorized use or disclosure of the Discloser's Confidential Information when it becomes aware of the unauthorized use or disclosure. The Recipient agrees to assist the Discloser in remedying such unauthorized use or disclosure of its Confidential Information,

7.5
Duration. Recipient's duty to protect Confidential Information commences upon receipt of the Confidential Information and shall continue for a period of 10 (ten) years beyond the termination of this Agreement.

7.6
Exceptions. These restrictions on the use and disclosure of Confidential Information shall not apply to any Confidential Information that Recipient can document: (a) is lawfully received by Recipient free of restriction from another source having the right to furnish the Confidential Information free of restriction; (b) becomes readily available to the public without breach of this Agreement by Recipient; (c) is, at the tithe of disclosure to Recipient, known to Recipient free of confidentiality restrictions; (d) is independently developed by the Recipient without use of, or reference to, the Confidential Information of the Discloser, which independent development the Recipient shall have the burden of proving; or (e) is approved for release by written authorization of the Discloser. A disclosure of Confidential Information by Recipient, on the advice of counsel, which is required under applicable law or other demand under lawful process, including a formal discovery request in a civil litigation, shall not be considered to be a breach of this Agreement or waiver of confidentiality for other purposes; provided however, that the Recipient shall use reasonable efforts to first give Discloser notice as soon as reasonably practicable of the required disclosure and cooperate with Discloser, at Discloser’s sole expense, in seeking reasonable protective arrangements with the party requiring disclosure under applicable law or other demand under lawful process. In no event shall Recipient’s cooperation with Discloser require Recipient to take any action which, on the advice of Recipient's counsel, could result in the imposition of any sanctions or other penalties against Recipient.

8. TERM AND TERMINATION

8.1
Term. The rights and obligations of this Agreement shall be effective during the Term and shall terminate at the end of the Term. The Term may be continuously extended in one (1) year increments at the end of the then-current Term if both Parties agree in writing to renew the Agreement at least ninety (90) days before the end of then-current Term.

8.2	Early Termination -- Licensee

8.3	Early Termination -- Either Party Either party may terminate this Agreement:

(a)	in accordance with any terms of-this Agreement which expressly provide for termination; or

(b)
upon thirty (30) days prior written notice, if the other party has breached a material obligation under this Agreement and such breach remains uncured during such thirty (30) day period; provided, however, that the notice and cure period shall be forty-five (45) days in the case of non-payment; or

(c)
to the extent permitted by applicable law, immediately upon the other party, or a third party with respect to the other party, filing a petition requesting, with respect to the other patty's debts, liquidation, dissolution, reorganization, suspension, rearrangement or readjustment, in any form, under the laws of the United States or any other jurisdiction, or any other bankruptcy or insolvency law; the making by the 'other party of any assignment for the benefit of its creditors; or the admission by the other party in writing of its inability to pay its debts as they mature.

8.4	Effect of Termination. Upon termination of this Agreement:

(a)	each Party shall use reasonable efforts to immediately destroy or return to the other Party all copies of the Confidential Information of the other party and certify in writing of it compliance with this Section 83(a) as to the destruction or return of such Confidential Information (excluding any generated data);

(b)	the license granted to Licensee shall immediately terminate and Licensee shall discontinue all further use of the Licensed Software;

(c)	if not previously terminated, the exclusivity under Section 2.2 ("Exclusivity")shall immediately terminate and be of no further force or effect;

(d)	all payments accrued prior to the date of termination shall become immediately due and payable; and

(e)	notwithstanding such specific termination rights, each Party reserves all of its other legal rights and equitable remedies.

8.5
Change of Control. Upon the occurrence of any of the following events: merger of Licensee with another company whether Licensee is not the surviving entity or a third company is formed different from merger and merged; the sale of Licensee's stock which causes a change of control, for purposes of this provision, the term "change of control" means the sale or transfer of 20% or more of the voting stock of Licensee; the total sale of Licensee's stock and/or assets, change of Control of Licensee or Licensee's Parent Company, the parties will have the right to terminate this Agreement without any liability and without the need of judicial notice in a period no longer than 90 days after the effectiveness of the Change of Control by providing a minimum of 90 days prior written notice of termination. Notwithstanding the aforementioned, the parties will agree in good faith the terms and conditions of Transition Process.

8.6
Survival. The parties' rights and obligations under this Agreement which expressly or by their nature would continue beyond the termination of this Agreement shall remain in effect and survive termination of this Agreement, including Sections 3.10 ("Record Keeping") and 7 ("Confidentiality").

9.       GENERAL

9.1
Relationship of the Parties. In performing this Agreement, each of the Parties will operate as, and have the status of; an independent contractor. Except as may be expressly set forth in this Agreement, neither Party will have the right or authority to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever. Nothing in this Agreement shall be construed as forming any partnership, joint venture, agency, employment, franchise, distributorship, dealership or other similar or special relationship between the Parties.

9.2
Rules of Construction. As used in this Agreement, (a) the words "herein," "hereunder" and other words of similar import refer to this Agreement as a whole, including any exhibits and schedules as the same may be modified from time to time, and not to any subdivision of this Agreement; (h) the terms "including," "by way of example" or any variation there of means "including but not limited to" and "by way of example only and without limitation," respectively, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (a) descriptive headings and titles are inserted for convenience of reference only and do not constitute apart of and shall not be utilized in interpreting this Agreement; and (d) explicit references to a particular section shall be deemed to include a reference to its subsections. This Agreement shall be fairly interpreted in accordance with its terms and without any presumption in favor of or against either Party regardless of the drafter. The schedules shall be construed to be fully consistent with all of the provisions appearing before the signatures below and, in the case of any conflict between the schedules and such provisions, such provisions shall prevail.

9.3
Notice. Unless otherwise provided in this Agreement, all notices, consents, approvals, waivers and the like made hereunder shall be in written English to the addresses set forth below, shall reference this Agreement and shall be sent by any of the following methods: (a) certified mail, postage-prepaid, return-receipt requested, or (b) an internationally recognized overnight delivery service which requires proof of delivery signed by the recipient. The date of notice shall be deemed to be the date it was first received or refused. A Party may change its address for notice by written notice in accordance with this paragraph.

Notices to AISystems shall be sent to:

Airline Intelligence Systems Inc. 4122 Factoria Blvd. SE, Suite 310 Bellevue, Washington 98006 USA Attn: Chief Executive Officer

and faxed to: 425.696.0451

Notices to Licensee shall be sent to:

Humberto Figueroa
Chief Information Officer Av. Paseo de is Reforma 445 Col. Cuauhtemoc
Del Cuauhtemoc
CP 06500
cc Edmundo Olivares

9.4
Equitable Remedies. The Parties recognize that money damages may not be an adequate remedy for any breach or threatened breach of any obligation hereunder and that the aggrieved Party may suffer immediate and irreparable harm as a result, The Parties therefore agree that In addition to any other remedies available hereunder, by law or otherwise, a Party may be entitled to obtain injunctive relief against any such continued breach of such obligations.

9.5
Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any third party. Nothing in this Agreement, express or implied, is intended to or shall confer on any third party any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

9.6
Assignment. Except as set forth in Section 2.3 or expressly elsewhere in this Agreement neither Party may assign or transfer any of its rights and obligations under this Agreement In whole or part, without the other Party's prior written consent, except that such prior written consent shall not be required in connection with the assignment to (1) an Affiliate; or (ii) to a third party where the assignment is in connection with the merger, acquisition, sale, reorganization or other transfer of all or substantially all of the relevant business of the assigning party to the third party, provided that the assignee agrees in writing to comply with the terms of this Agreement and provided further that, in the case of an assignment by Licensee pursuant to Section 9.6(ii), the licenses granted under this Agreement shall be limited to the assignee using the Licensed Software and Documentation to operate Licensee's business as it existed immediately prior to the effective date of the assignment and may not be used by the assignee in connection with its own business or that of any assignee Affiliate (other than Licensee), or any other party. Any assignment or other transfer which is derogation of the foregoing shall be null and void ab initio.

9.7
No Disclosure Of Agreement.. Neither Party shall disclose information concerning this Agreement or its execution, and the transactions contemplated hereby, including providing a copy of this Agreement, unless such disclosure: (a) is to the Party's outside accounting firm who have entered into written confidentiality agreements with the Recipient under terms sufficient to enable the Disclosing Party to comply with its confidentiality obligations under this Agreement, (I)) the Party's outside legal counsel in connection with obtaining legal advice or enforcing this Agreement, provided the outside counsel either (1) have entered into written confidentiality agreements with the Recipient under terms sufficient to enable the Disclosing Party to comply with its confidentiality obligations under this Agreement or (ii) are bound by law not to disclose the terms of this Agreement without the permission of the Party-client, or (c) is to a potential investor, potential acquirer, or financial advisor of the Party in connection with the bona fide due diligence review of such Party and who have entered into written confidentiality agreements with the Recipient under terms sufficient to enable the Disclosing Party to comply with its confidentiality obligations under this Agreement, or (d) is required to establish or enforce any rights hereunder. In the event a Party is compelled to disclose this Agreement to a governmental authority in connection with regulatory obligations, including to a governmental taxing 'authority in order to verify its tax obligations or a regulatory agency in connection with a public offering, such Party may disclose this Agreement to such authority without obtaining the other Party's prior consent, provided that the authority is obligated to its confidentiality or confidential treatment is requested and obtained. This paragraph shall survive termination of the Agreement. Notwithstanding, each Party has the right to disclose to third parties during the Term that Licensee is a licensee of AISystems provided that Licensee is a reference account pursuant to Section 9.12.

9.8
Force Majeure Neither Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by any cause beyond such Party's reasonable control, including, but not limited to, fire, flood, explosion, war, strike, embargo, government requirements, civil or military authority, act of God, act of terrorism, or other similar causes (collectively, "Force Majeuro Events"). The delayed party shall give the other Party prompt written notice of such Force Majeure Event and use its reasonable efforts to correct such failure or delay in its performance. The Party affected by the other's inability to perform may terminate this Agreement upon 15 (fifteen) days notice if the delay or nonperformance continues during such fifteen (15) days.

9.9
Applicable Law and Venue. This Agreement, including any questions relating to its validity, shall be governed by the laws of the State of New York, New York, USA without regard to its or another jurisdiction's conflicts of law rules. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Any suit arising under, in connection with or relating to this Agreement, including counterclaims, shall be brought and prosecuted only in the Manhattan Borough; provided, however, that such a suit may be brought in any court having requisite jurisdiction and venue in the event that the courts of Manhattan Borough do not have, or decline, subject matter jurisdiction, personal jurisdiction or venue relating to such suit. Each of the Parties hereby irrevocably submits to the jurisdiction of the state and federal courts of Manhattan Borough, New York, New York, USA for such suit and waives any objection based on forum non conveniens or venue being laid therein.

9.10
Assertion of Unenforceabilitv. If any provision of this Agreement is deemed illegal or unenforceable, the requirements of the provision shall remain to the full extent permissible by law and the offending portions thereof shall be deemed replaced, to the extent possible, with a provision most closely reflecting the economic effect and intent of the offending provision and the remainder of this Agreement shall continue unchanged in WI/ force and effect.

9.11
Entire Agreement; No Modification or Waiver. This Agreement constitutes the entire agreement between the Parties concerning its subject matter and supersedes all prior written or oral negotiations, correspondence, understandings and agreements between the Parties respecting such subject matter; provided, however, that all information disclosed prior to the Effective Date in accordance with the confidentiality agreement dated February 15, 2006, shall continue to be subject to such agreement and the Parties agree that no information shall be disclosed under such agreement after the Effective Date. Prior unexecuted drafts of this Agreement, if any, may not be used to interpret the intentions of the parties or underlying facts relating to this Agreement and the fact that certain provisions may have been added, removed or modified during negotiations shall have no interpretive significance. This Agreement shall not be modified or rescinded, except by a writing signed by both Parties, No provision of this Agreement shall be deemed modified by any action or omission or failure to object to any action that may be inconsistent with the terms of this Agreement. No waiver of a breach committed by a Party in one instance shall constitute a waiver or license to commit or continue breaches in other or like instances. By way of example only and without limiting the foregoing, this Agreement may not be modified by any statement appearing on any cheek or similar transfer of money, or by any provision appearing in any preprinted form of one Party unless expressly accepted by the other Party in a writing which expressly refers to snob preprinted form and this Agreement.

9.12
Reference Account. Licensee shall endorse the Licensed Software and AISystems by serving as a reference account for AISystems. Specifically and without limitation, AISystems shall be permitted to name Licensee as a customer in any of its marketing or advertising materials and otherwise publicly state that Licensee uses the Licensed Software and is a customer of AISystems. AISystems shall also be permitted to use Licenesee’s trademarks in its sales and marketing literature, which use shall be in accordance with Licensee's trademark usage guidelines set forth in SCHEDULE D (AEROMEXICO TRADEMARK USAGE GUIDELINES). Licensee shall also work with AISystems in good faith to create white papers and customer testimonials and, from time to time, respond to calls for reference from prospective AISystems customers, investors, analysts or other interested parties. Upon mutual agreement of the Parties (not to be unreasonably withheld, conditioned or delayed), Licensee shall also allow AISystems and its prospective customers to tour Licensee's facilities where the Licensed Software is being used. Both parties acknowledge that the following factors are relevant to determining whether such consent is unreasonably withheld, conditioned or delayed: (a) whether the prospective customer is a competitor of Licensee (indicating reasonableness of withholding consent), (b) whether both Licensee and the prospective customer are members of the SkyTeam Alliance (indicating unreasonableness of withholding consent), (c) the availability of keeping confidential information ( and Licensee's financial and operation data in particular), from disclosure to the prospective customer, and (d) the availability of binding the prospective customer to a confidentiality agreement. In the absence of a tour, Licensee shall use reasonable efforts to be available to the prospective customer by telephone. The provisions of this paragraph shall expire at the end of the Exclusivity Term, including any extensions thereto.

9.13
Export. Licensee acknowledges and agrees that the Licensed Software is subject to the export control laws and regulations of the United States, including, but not limited to, the Export Administration Regulations ("BAR"), and sanctions regimes of the U.S. Department of Treasury, Office of Foreign Asset Controls. Licensee will comply with these laws and regulations. Licensee shall not without prior U.S. government authorization, export, re-export, or transfer any goods, software, or technology subject to this Agreement, directly to any country subject to a U.S. trade embargo (currently Cuba, Iran, North Korea, Sudan, and Syria) or to any resident or national of any such country, or to any person or entity listed on the "Entity List" or "Denied Persons List. maintained by the U.S. Department of Commerce or the list of "Specifically Designated Nationals and Blocked Persons" maintained by the U.S. Department of Treasury. AISystems and Licensee confirm that their understanding the export laws do not prevent Licensee from using the Licensed Software to schedule international flights.

9.14
English. This Agreement, and the exhibits hereto, are prepared an executed in the English language only, which language shall be controlling in all respects. Any translations of this Agreement into any other language are for reference only and shall have no legal or other effect. All proceedings related to this Agreement shall be conducted in the English language. The Parties acknowledge having carefully read this Agreement, having obtained adequate explanations on the nature of Its provisions, and understanding the latter. The Parties hereto acknowledge that they are satisfied that this Agreement and all related documents, as the case may be, is drafted in the English language.

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the dates and year written below.

Aerovias de Mexico, S.A. de C.V. ("LICENSEE")                                           ("AISystems")

By:	/s/ Edmundo Olivares Dufoo /s/ Alejandro Somuano Ventura	By:
(Authorized Signature)

Name:	Edmundo Olivares Dufoo	Name:
	Alejandro Somuano Ventura		(Typed or Printed Name)
(Type or Printed Name)

Title:	Sr. VP Legal Executive/Chief Planning Officer	Title:

Date:	June 7th, 2007	Date:

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.

SCHEDULE A (PAYMENT)

SCHEDULE B (MAINTENANCE AND SUPPORT)

SCHEDULE C (TRAINING)

SCHEDULE E (LICENSED SOFTWARE)

SCHEDULE F (LIST OF TERRITORY-BASED AIRLINES)